August 19, 1981

Fourth Street Tax Free
  Income Trust
522 Dixie Terminal Building
Cincinnati, Ohio  45202

Gentlemen:

     The undersigned, having purchased 5000 shares of the Money Market Portfolio and 5000 shares of the Limited Term Portfolio of Fourth Street Tax Free Income Trust on August 19, 1981, does hereby represent that (1) such purchase was for investment purposes and (2) the undersigned has no present intention of redeeming or selling said shares.

                                        Midwest Advisory Services, Inc.

                                        By /s/ Robert H. Leshen, President
                                           ------------------------------------
                                           Robert H. Leshen, President